Exhibit 10.8

MASSEY ENERGY COMPANY

Restricted Unit Agreement

7,560 Restricted Units

THIS AGREEMENT dated as of the 15th day of November, 2005, between MASSEY ENERGY COMPANY, a Delaware Corporation (the “Company”) and Baxter F. Phillips, Jr. (“Participant”) is made pursuant and subject to the provisions of the Massey Energy Company 1999 Executive Performance Incentive Plan, as amended and restated effective November 30, 2000 (the “Plan”), a copy of which is attached. All terms used herein that are defined in the Plan have the same meaning given them in the Plan.

1. Award of Stock. Pursuant to the Plan, the Company, on November 15, 2005 (the “Date of Grant”), granted to Participant, subject to the terms and conditions of the Plan and subject further to the terms and conditions herein set forth, an award of 7,560 Stock Units, hereinafter described as “Restricted Units”. The Restricted Units shall become earned and payable only in cash as more fully set forth herein.

2. Restrictions. Except as provided in this Agreement, the Restricted Units are nontransferable and are subject to a substantial risk of forfeiture.

3. Vesting. Subject to Paragraph 5 and except as provided in Paragraph 6 below, the Participant’s interest in the Restricted Units shall become transferable and nonforfeitable (“Vested”) with respect to one-third (33.33%) of the Restricted Units on November 15, 2006, November 1, 2007 and November 1, 2008.

4. Death or Disability. If Participant dies or becomes permanently and totally disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”) (“Permanently and Totally Disabled”) while in the employ of the Company or an Affiliate and prior to the forfeiture of the Restricted Units under Paragraph 5, the Participant’s right to receive the Restricted Units shall be fully Vested.

5. Forfeiture. Subject to Paragraph 6 below, all Restricted Units that are not then Vested shall be forfeited if the Participant’s employment with the Company and its Affiliates terminates for any reason other than on account of the Participant’s death or becoming Permanently and Totally Disabled.

6. Change in Control. Notwithstanding any other provision of this Agreement, Participant’s right to receive the Restricted Units shall be Vested if Participant’s employment terminates within two years following a Change in Control.

7. Notice. Any notice or other communications given pursuant to this Agreement shall be in writing and shall be personally delivered or mailed by United States registered or certified mail, postage prepaid, return receipt requested, to the following addresses:

If to the Company:
By hand-delivery:	By mail:
Massey Energy Company	Massey Energy Company
Attention: General Counsel	Attention: General Counsel
4 North Fourth Street	P.O. Box 26765
Richmond, Virginia 23219	Richmond, Virginia 23261

If to the Participant:

8. Confidentiality. Participant agrees that this Agreement and the receipt of this award are conditioned upon the Participant not disclosing the terms of this Agreement or the receipt of the Restricted Units to anyone other than Participant’s spouse, confidential financial advisor, or senior management of the Company prior to the date Participant is Vested in the Restricted Units. If Participant discloses such information to any person other than those named in the prior sentence, Participant agrees that this award will be forfeited.

9. No Right to Continued Employment. This Agreement does not confer upon the Participant any right to continue in the employ of the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate such employment at any time.

10. Change in Capital Structure. The terms of this Agreement shall be adjusted as the Committee determines is equitably required in the event that (a) the Company (i) effects one or more stock dividends, stock split-ups, subdivisions or consolidations of shares or (ii) engages in a transaction to which Section 424 of the Code applies or (b) there occurs any other event which, in the judgment of the Committee, necessitates such action.

11. Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

12. Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the date hereof and the provisions of this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the date hereof.

13. Participant Bound by Plan. Participant hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

14. Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon and inure to the benefit of the legatees, distributees, and personal representatives of Participant and the successors of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by a duly authorized officer, and Participant has affixed his signature hereto.

MASSEY ENERGY COMPANY

By:
Executive Vice President and Chief
Administrative Officer

Participant